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Exhibit (llll)


                           Letterhead of Celtics, Inc.



June 28, 1996


Celtics, Inc.
c/o Boston Celtics Limited Partnership
151 Merrimac Street
Boston, MA  02114

Attn:  Audit Committee

Gentlemen:

Apropos of that certain letter agreement dated June 28, 1996 between me and Celtics, Inc., in its capacity as general partner of Boston Celtics Limited Partnership ("BCLP"), pertaining to my ability to elect to receive Restricted Units of Boston Celtics Limited Partnership in lieu of cash with respect to annual incentive payments to be made to me by BCLP, the purpose of this letter is to advise you that, with respect to BCLP's fiscal year ending on June 30, 1996, I hereby elect to acquire Restricted Units of BCLP, as provided in the June 28, 1996 letter agreement and on the terms set forth therein, in lieu of any cash payment which I am entitled to receive.

Very truly yours,

/s/  Paul E. Gaston


Paul E. Gaston

cc:  Richard G. Pond